Exhibit 99.2

WEBMD HEALTH CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$112,762	$106,947
Cost of operations	46,943	53,471
Sales and marketing	30,933	30,103
General and administrative	23,534	29,022
Depreciation and amortization	6,853	6,930
Interest income	21	11
Interest expense	5,832	5,836
Gain on investments	—	8,074
Other expense	—	1,200

Loss before income tax provision (benefit)	(1,312)	(11,530)
Income tax provision (benefit)	226	(3,753)

Net loss	$(1,538)	$(7,777)

Net loss per common share - Basic and Diluted	$(0.03)	$(0.14)

Weighted-average shares outstanding - Basic and Diluted	49,007	55,769

WEBMD HEALTH CORP.

CONSOLIDATED SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue
Public portal advertising and sponsorship	$93,438	$87,776
Private portal services	19,324	19,171

	$112,762	$106,947

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$21,289	$11,251

Interest, taxes, non-cash and other items (b)
Interest income	21	11
Interest expense	(5,832)	(5,836)
Income tax (provision) benefit	(226)	3,753
Depreciation and amortization	(6,853)	(6,930)
Non-cash stock-based compensation	(9,937)	(16,900)
Gain on investments	—	8,074
Other expense	—	(1,200)

Net loss	$(1,538)	$(7,777)

(a)	See Annex A-Explanation of Non-GAAP Financial Measures.
(b)	Reconciliation of Adjusted EBITDA to net loss.

WEBMD HEALTH CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Cash and cash equivalents	$999,221	$991,835
Accounts receivable, net	101,813	106,622
Prepaid expenses and other current assets	14,999	13,882
Deferred tax assets	10,339	10,328

Total current assets	1,126,372	1,122,667

Property and equipment, net	62,808	66,604
Goodwill	202,104	202,104
Intangible assets, net	15,538	16,105
Deferred tax assets	55,436	56,039
Other assets	25,260	27,106

Total Assets	$1,487,518	$1,490,625

Liabilities and Stockholders’ Equity
Accrued expenses	$49,107	$64,256
Deferred revenue	97,220	92,176
Liabilities of discontinued operations	1,506	1,506

Total current liabilities	147,833	157,938

2.25% convertible notes due 2016	400,000	400,000
2.50% convertible notes due 2018	400,000	400,000
Other long-term liabilities	22,742	22,698

Stockholders’ equity	516,943	509,989

Total Liabilities and Stockholders’ Equity	$1,487,518	$1,490,625

WEBMD HEALTH CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,538)	$(7,777)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,853	6,930
Non-cash interest, net	1,082	1,082
Non-cash stock-based compensation	9,937	16,900
Deferred income taxes	(99)	(3,971)
Gain on investments	—	(8,074)
Changes in operating assets and liabilities:
Accounts receivable	4,809	23,890
Prepaid expenses and other, net	(193)	(4,023)
Accrued expenses and other long-term liabilities	(14,850)	(11,694)
Deferred revenue	5,044	2,266

Net cash provided by operating activities	11,045	15,529

Cash flows from investing activities:
Proceeds received from ARS option	—	9,269
Purchases of property and equipment	(2,876)	(3,377)

Net cash (used in) provided by investing activities	(2,876)	5,892

Cash flows from financing activities:
Proceeds from exercise of stock options	672	754
Cash used for withholding taxes due on stock-based awards	(174)	(911)
Purchases of treasury stock	(1,281)	(415)

Net cash used in financing activities	(783)	(572)

Net increase in cash and cash equivalents	7,386	20,849
Cash and cash equivalents at beginning of period	991,835	1,121,217

Cash and cash equivalents at end of period	$999,221	$1,142,066